                         UNITED STATES DISTRICT COURT
                               DISTRICT OF MAINE

BRUNSWICK TECHNOLOGIES,       )
INC.,                         )
                              )     Civil No. 00-162-P-H
          Plaintiff,          )
                              )
v.                            )
                              )
VETROTEX CERTAINTEED          )
CORPORATION d/b/a VETROTEX    )
AMERICA,                      )
                              )
          Defendant.          )


          MOTION FOR DECLARATORY JUDGMENT AND PRELIMINARY INJUNCTION
          ----------------------------------------------------------
                     (WITH INCORPORATED MEMORANDUM OF LAW)
                     -------------------------------------

     Pursuant to Fed.R.Civ.P. 57 and 65(b), Defendant Vetrotex CertainTeed Corporation d/b/a Vetrotex America ("Vetrotex") hereby moves for a declaratory judgment and a preliminary injunction preventing Plaintiff Brunswick Technologies, Inc. ("BTI") from canceling, postponing, prematurely adjourning or frustrating in any other manner the purposes of the special meeting of BTI shareholders scheduled for June 16, 2000 (the "Special Meeting").

                                 INTRODUCTION
                                 ------------

     The Court is familiar with the basic facts of the relationship between Vetrotex and BTI as a result of its order, dated May 2, 2000, denying BTI's request for injunctive relief in Docket No. 00-CV-124-P-H. Vetrotex owns over 700,000 shares of BTI's stock, representing approximately 14% of BTI's outstanding shares. On April 17, pursuant to BTI's Bylaws, Vetrotex called a special meeting of shareholders (i) to consider amending the Articles of Incorporation of BTI to reduce the shareholder vote necessary to remove incumbent members of BTI's Board of Directors and (ii) to consider the removal of all incumbent members of BTI's Board (the "Special

Meeting").  See Affidavit of Gregory S. Fryer, Esq., attached hereto and
            ---
incorporated herein by reference ("Fryer Aff.").

     On April 20, 2000, certain affiliates of Vetrotex issued a tender offer for the purchase of all outstanding shares of BTI not owned by Vetrotex at a price of $8.00 per share (the "Tender Offer"). Complaint, Par. 16. In response to the call of the Special Meeting and the Tender Offer, BTI's management and directors took several actions intended to frustrate Vetrotex's rights as a shareholder and to protect the interests of BTI's management and directors at the expense of its shareholders. These actions included the adoption of anti-takeover defensive measures such as "golden parachutes" and a "poison pill," lobbying the Maine State Legislature for enactment of a bill that would have retroactively eliminated Vetrotex's right to call the Special Meeting for a period of at least ninety days after the re-election of the incumbent Directors, the filing of a federal lawsuit seeking a "cooling off" period, and the filing of a meritless state court action now removed to this Court, alleging that Vetrotex's demand for a Special Meeting was void and invalid. BTI undertook these actions in an effort to eliminate its obligation to hold the Special Meeting and, in the case of the state court litigation, to fabricate justification for BTI's Board of Directors to cancel, postpone or prematurely adjourn the Special Meeting prior to a vote on Vetrotex's proposals.

     Because BTI's claims are meritless, Vetrotex is entitled to a declaratory judgment denying BTI's claims and confirming that Vetrotex's call for a special meeting is valid and enforceable. Because BTI's actions also frustrate Vetrotex's contractual rights under the BTI Bylaws and its statutory rights under the Maine Business Corporation Act ("MBCA") to call a special meeting of shareholders and to vote at such a meeting on the removal of BTI's Board of Directors, and because Vetrotex lacks an adequate remedy at law, Vetrotex is entitled to injunctive relief prohibiting any postponement, cancellation, or other interference by BTI with the Special Meeting and the shareholders' vote on Vetrotex's proposals. Finally, because BTI's actions violate the Williams Act, 15 U.S.C. (S)78 et seq. by unjustifiably delaying and interfering with the
                -- ---
Tender Offer process, BTI should be enjoined from postponing, canceling, or otherwise interfering with the shareholders' vote on Vetrotex's proposals at the June 16 Special Meeting./1/

                                   ARGUMENT
                                   --------

     The well-established four-part test for injunctive relief requires Vetrotex to demonstrate (1) that it will likely succeed on the merits of its counterclaims; (2) that it will suffer irreparable harm if the requested injunctive relief is not granted; (3) that such irreparable harm exceeds any harm which BTI will suffer if the relief is granted; and (4) that the public will suffer no adverse effect if the requested injunctive relief is granted. San
                                                                             ---
Francisco Investors v. Real Estate Investment Trust of America, 701 F.2d 1000,
--------------------------------------------------------------
1002 (1st Cir. 1983).  Vetrotex satisfies all of these tests.

I. Vetrotex Will Suffer Irreparable Harm if BTI Unjustifiably Postpones, Cancels or Otherwise Frustrates the June 16, 2000 Special Meeting.

     If BTI were to prevent Vetrotex from calling the Special Meeting and prevent BTI shareholders from considering the removal of BTI's Board of Directors, Vetrotex will suffer irreparable harm. Vetrotex will be prevented from exercising its vital right to call and vote at a special shareholders meeting, a right which cannot be valued and the loss of which cannot be compensated through monetary damages. When considering the impact of a corporation's failure to satisfy a valid demand for a special shareholder's meeting, another court in the First Circuit observed: "One of the most sacred rights of any shareholder is to participate in corporate

----------------------
/1/    For a more detailed recitation of the facts of this case, Vetrotex respectfully refers the Court to the Affidavit of Gregory S. Fryer, Esq.

democracy. . . The Board's suggestion that its proffered [and delayed] special meeting does not endanger shareholder rights, but merely delays them, misses the point. Courts have consistently recognized the irreparable harm associated with delay in these contexts." ER Holdings, Inc. v. Norton Co. et al., 753 F. Supp.
                          --------------------------------------
1094, 1101 (D. Mass. 1990)(enjoining effort by target of tender offer to delay scheduling of shareholders meeting, allegedly to allow incumbent management additional time to explore alternatives). See also Ocilla Indust., Inc. v. Katz,
                                          --- ---- ----------------------------
677 F. Supp. 1291, 1301 (E.D.N.Y. 1987)(holding "the disenfranchisement of shareholders poses a serious risk of irreparable harm that cannot be measured in monetary damages"); International Banknote Co. v. Muller, 713 F. Supp. 612, 623
                    ------------------------------------
(S.D.N.Y. 1989)(observing "corporate management subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board of directors"). See also Georgia-Pacific Corp. v. Great Northern Nekoosa Corp.,
              --- ---- -----------------------------------------------------
727 F. Supp. 31, 34 (D. Me. 1987). The loss of the opportunity for Vetrotex and its fellow shareholders to remove those BTI directors hostile to the Tender Offer constitutes an unjustified impairment or deprivation of voting rights that justifies injunctive relief. W. Fletcher, Cyclopedia of the Law of Private
                                            --------------------------------
Corporations and Business Organizations (S) 2025 (discussing impermissible
---------------------------------------
impairment of voting rights); ER Holdings, 735 F.  Supp.  at 1101.
                              -----------

     In addition to the threatened frustration of the shareholders' right to call meetings and vote on the control and future of BTI, the actions of BTI and its Directors will cause irreparable harm to the Tender Offer if they successfully cancel or postpone the Special Meeting. See Fryer Aff., Par. 18. When ruling that the threat of delay to a tender offer constitutes substantial and irreparable harm in Hyde Park Partners, L.P. v. Connolly, 839 F.2d 837, 853
                        ------------------------------------
(1/st/ Cir.  1988), the First Circuit observed,

     " It is obvious that timing is everything with tender offers, and that such a delay would effectively kill the takeover bid in its present form. At the very least it would allow management to institute substantial defensive measures on which it otherwise could not depend. . . [An unjustified delay can] substantially chill, if not freeze in its tracks, any continued takeover effort. While time and money are lost, so also is diminished if not destroyed any chance of success. . . [T]he loss of a best opportunity to seize control of a major corporation could be crucial."

San Francisco Real Estate Investors, 701 F.2d at 1002-03 (finding irreparable
-----------------------------------
harm from delaying tender offer).  See also MAI Basic Four, Inc.  et al.  v.
                                   --- ---- ---------------------------------
Prime Computer, Inc. et al., 871 F. 2d 212, 218 (recognizing "irreparable harm
---------------------------
suffered by a takeover aspirant by any unjustifiable delay of consummation of a tender offer"). Under this well-established line of First Circuit precedent, Vetrotex will suffer irreparable harm if BTI is permitted to frustrate the Tender Offer and the Special Meeting, both as a shareholder who could benefit from the Tender Offer and as an affiliate of the entity pursuing the Tender Offer.

II.  Vetrotex Has Demonstrated A Likelihood of Success on The Merits.

     The basis for Vetrotex's counterclaims is the fact that BTI's state law challenges to the demand for a Special Meeting lack any legal or factual support and represent a continuation of entrenched management's efforts to interfere with and threaten the tender offer process. As demonstrated below, the evidence is overwhelming that BTI's ultimate goal is simply to protect entrenched incumbent management at the expense of Vetrotex and its fellow shareholders, a goal that is impermissible under both BTI's Bylaws and the Williams Act. Accordingly, Vetrotex is likely to prevail on both BTI's claims and its counterclaims, as we now show.

               i.  Count I of BTI's Complaint

     BTI's first claim for a declaratory judgment rests on the assertion that Vetrotex's demand for a special meeting to consider the removal of BTI's Directors is somehow moot because of the re-election of the six members of the Board of Directors that occurred at the Annual Meeting on

May 16, 2000. Complaint, Par. Par. 20-24. BTI alleges that since the "new" Board elected in May differs in composition from the Board in place on the date of Vetrotex's demand for a special meeting, Vetrotex no longer has an interest or a right to remove any of the Directors. This claim finds absolutely no support in the facts, the Articles of Incorporation and By-Laws, or the Maine Business Corporations Act ("MBCA").

     First, neither the actual composition nor the political disposition of the BTI Board changed as a result of the Annual Meeting: all six of the Directors re-elected to their positions at the Annual Meeting were Directors as of May 2, the date of the Notice of Special Meeting. Fryer Aff., Par. 13. Unless BTI has failed to disclose a resignation or election in its SEC filings, the same six men serve on the Board now as when BTI mailed the Notice of Special Meeting. The last sentence of paragraph 19 of the Complaint, which asserts that "[t]he composition of the new Board of Directors differed from the Board holding office at the time of the Notice of Special Meeting," thus appears to constitute a blatant falsehood./2/ Further, the political composition of the BTI Board remains unchanged: the "new" Board has pursued the same dilatory and evasive strategy in response to the Tender Offer and demand for the Special Meeting as did the "old" Board. The "new" Board has not repudiated or repealed any of the defensive measures enacted by the "old" Board, or taken any other action to indicate that it is more receptive to the Tender Offer than its predecessor.

----------------------
/2/    Moreover BTI's argument on a related point is particularly curious in light of the resignation, on May 1, 2000, the day before the date of the Notice of Special Meeting, of David Sharpe, a former Director who works for Vetrotex. If, as BTI contends, a board member serves until a successor has been elected, Mr. Sharpe must still be a Director since no one was elected at the Annual Meeting to replace him. This presents the further problem that BTI's Articles require that there be at least seven directors, and only six were elected at the Annual Meeting, suggesting that there is currently no validly elected Board in
                                                   --
place.

     Second, contrary to BTI's suggestion in its Complaint, Vetrotex did not have the right to nominate its own slate of directors at the Annual Meeting. Art. III, Sect. 3 of the BTI's Bylaws requires shareholders to file written nominations for the Board no later than 60 days prior to the Annual Meeting. Nominations for the election held at the May 16, 2000 Annual Meeting were therefore due on March 16, 2000 -- a full month before Vetrotex called a special meeting. By the time Vetrotex served its demand, the deadline for nominating directors had long since passed, meaning that Vetrotex was powerless to nominate alternate directors at the Annual Meeting./3/

     Third, the BTI's Bylaws place no limit on the ability of any 10% or greater shareholder to call a special meeting for the removal of any or all of the directors at any time, regardless of when those directors were elected. Bylaws, Art. II, Sect. 2 ("special meetings may be called for any purpose or purposes, unless otherwise proscribed by statute").

     Fourth, as BTI apparently recognized, the MBCA provides no statutory limits on the ability of shareholders to call a special meeting to remove directors. See 13-A M.R.S.A. (S) 603(4)(D)(permitting 10% shareholders to call special
---
meetings without restriction).  L.D. 2000-2693, the proposed amendment to section 603 of the MBCA that BTI and its management strenuously lobbied the Maine State Legislature to approve, would have limited a shareholder from calling a special meeting for the purpose of removing a director who had been elected within 90 days of the demand for a special meeting. The failure of L.D. 2000-2693 to become Maine law highlights the complete lack of statutory support for BTI's first count. A search of Maine and other state corporate law failed to identify a single case in which a properly called

----------------------
/3/    That conclusion is underscored by the fact that under the BTI Bylaws, no nominations are permitted from the floor at the Annual Meeting and no votes are counted except those cast for nominees nominated in writing at least 60 days prior to the Annual Meeting. Bylaws, Article III, (S)3.

special meeting was moot simply because the directors who were the target of removal at the special meeting had been recently elected.

     Finally, it is important to realize that BTI -- not Vetrotex -- chose the date of the Special Meeting. The Bylaws and the MBCA allow the BTI Board to schedule a special meeting any date at least 10 and not more than 60 days from receipt of a demand. Bylaws, Art. II, Section 4. BTI therefore could have scheduled the Special Meeting before or after the Annual Meeting. Obviously, the purpose of the special meeting provision would be frustrated if a demand for a special meeting could be mooted through a unilateral scheduling decision of the incumbent Board. Quite simply, Vetrotex is entitled to seek removal of the Board through a validly called special meeting, regardless of when or how the Board was elected. Count I of BTI's Complaint has no merit.

               ii.  COUNT II OF BTI'S COMPLAINT

     BTI's second count seeks a declaratory judgment that Vetrotex's demand for a Special Meeting is void and invalid due to a technical error in the description of the purpose for the Special Meeting. Complaint Par. Par. 25-31. Vetrotex's original Call for the Special Meeting, hand-delivered and faxed to the counsel and Clerk of BTI on April 17, 2000, read as follows:

     Pursuant to Sections 603(4)(D) and 805(4) of the Maine Business Corporation Act, the undersigned shareholder ("Vetrotex") hereby calls a Special Meeting of the Shareholders of Brunswick Technologies, Inc. (the "Corporation") for the purpose of considering the following proposals: (1) to amend the Articles of Incorporation to change the vote required to remove directors and (2) regardless of whether such amendment is approved by the shareholders, to remove the entire board of directors of the Corporation and elect new directors.

     At the Special Meeting, Vetrotex plans to offer the following proposed resolution for action by the shareholders.

          RESOLVED: That the Articles of Incorporation of the Corporation are hereby amended to provide that, at a special meeting of directors called expressly for that purpose, the entire board of directors or any individual directors may be removed from the board, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote for directors; and that the appropriate officers of the Corporation shall promptly file Articles of Amendment with the Maine Secretary of State setting forth the foregoing amendment.

     Regardless of whether the foregoing amendment is approved by the shareholders, Vetrotex then plans to offer the following proposed resolution for action by the shareholders. (If the amendment has been approved, this resolution would be offered after a brief adjournment to permit the filing of Articles of Amendment reflecting the amendment.)

          RESOLVED: That the entire board of directors of the Corporation is hereby removed, effective immediately.

     If this resolution is approved by the shareholders, Vetrotex plans to propose a slate of directors to be elected at the meeting to fill the resulting vacancies.

     You are hereby requested to promptly notify the Corporation's shareholders of a time, date, and place of the Special Meeting, and the purposes for which it has been called.

Exhibit 2 to Fryer Aff. Although the Call explicitly called for a "Special Meeting of Shareholders" to consider amending the Articles of Incorporation "to change the vote required to remove directors, "BTI claims that the language was unclear as to whether the meeting was to concern shareholders or directors. BTI seizes on the fact that the first proposed resolution indicates that the proposal to change the vote necessary to remove directors will be considered at a "special meeting of directors." Complaint, Par. 28. Obviously, this
                      ---------
resolution should have stated that the proposal will be considered at a meeting of shareholders, not directors. The Call states no less than six times that the
   ------------                                              --- -----
proposals will be voted on by the shareholders, not the directors. And the resolution seized on by BTI itself makes clear that it is the shareholders, not the directors, who will be voting - "The entire board ... may be removed by the affirmative vote of a majority of the outstanding shares...." When read in
                                                  ------
context of the entire Call -- as it was
subsequently presented to all BTI shareholders by BTI -- the minor drafting error is clear and harmless. Vetrotex subsequently corrected this technical error in its SEC filings discussing the Call and the corrected resolution, as well as a footnote explaining the typographical error, was included in the proxy statement mailed by Vetrotex to all BTI shareholders entitled to vote at the Special Meeting. Fryer Aff., Par. Par. 6, 10.

     BTI's hypertechnical reading of the Call finds no support in Maine law. The Law Court has repeatedly held that obvious and immaterial typographical errors in legal documents are of no consequence. See Lanciani v. State, 667 A.2d 614,
                                          --- -----------------
615 (Me.1995)(obvious scrivener's error in amendment to Maine Rules of Evidence had no legal effect); Pelletier v. Langlois, 157 A. 577, 578 (Me. 1931)(two
                      ---------------------
mistaken uses of "grantee" rather than "grantor" do not impact legal effect of deed); State v.  LaFlamme, 99 A.  772, 773 (Me.  1917)(typographical error, "the
       ------------------
correction of which is furnished by the context, "has no effect on the validity of an indictment); Peabody v. Conley, 88 A. 411, 413 (Me. 1913)(mathematical or
                   ------------------
typographical error in judgment does not affect amount due); Moulton v. Chapman,
                                                             ------------------
81 A. 1007, 1008 (Me. 1911)(unexplainable clause in will resulting from scrivener's error must be disregarded).

     Count II of BTI's Complaint also alleges that even if the resolution to change the shareholder vote required to remove directors from two-thirds to a majority were to pass, a two-thirds vote will still be required to remove the directors. This allegation contradicts explicit requirements of the MBCA. Pursuant to the MBCA, BTI's shareholders may amend the Articles with a simple majority vote. Although the Articles of BTI could have contained a provision requiring a two-thirds vote to remove directors or to amend such a requirement, they do not. 13-A M.R.S.A. (S) 802(O)(corporation may amend articles of incorporation to change "rights or powers of its shareholders"); (S) 805 (unless articles of incorporation provide for higher vote requirement, simple majority of shares entitled to vote may amend articles of incorporation). The law regarding the right of BTI's shareholders to change the vote required to remove directors is clear: the only confusion is that exhibited by BTI's failure to read the MBCA.

     Even if the Court were to find that a material error existed in Vetrotex's demand for a special meeting, the doctrines of laches and waiver preclude BTI from canceling the Special Meeting. BTI waited 36 days, from April 17 to May 23, to complain of the alleged errors in Vetrotex's demand. Any typographical errors could have been easily corrected in the two weeks between BTI's receipt of the demand and BTI's mailing of the Notice of Special Meeting. By failing to identify the alleged errors, BTI prevented Vetrotex from making any corrections to the Notice of Special Meeting. BTI has on several occasions, moreover, itself communicated the actual intent of the proposals to its shareholders. See
                                                                             ---
Fryer Aff., Par. 8. BTI's prolonged and unexplained silence and clear statements as to the purposes of the meeting eliminate any suggestion of actionable ambiguity or uncertainty in Vetrotex's demand for a Special Meeting.

     Furthermore, BTI's claim that only the resolutions set forth in the Call can be presented at the meeting ignores 13-A M.R.S.A. (S) 805(1)(B), which requires only that a summary of changes to be effected by a proposed amendment need be included in the notice of special meeting. The Notice mailed by BTI to shareholders, and numerous communications provided shareholders by BTI, clearly states the changes to be effected by the proposed amendment. BTI particularly cannot be heard to complain that only the resolution demanded can be presented at the meeting since BTI in its Notice to Shareholders omitted three words from the resolution Vetrotex had stated it "plans" to introduce at the meeting. See
                                                                            ---
Fryer Aff., Par. 4, note 4.

               iii. Count III of BTI's Complaint

     BTI's third and final claim offers the most blatant example of its repeated misinterpretation of Maine corporate law. BTI alleges that Vetrotex's demand for a special meeting is invalid because it fails to identify those directors who will be nominated by Vetrotex at the Special Meeting if the current directors are removed by the shareholders. This claim flies in the face of clear and unambiguous statute and case law. 13-A M.R.S.A. 707(5) states clearly: "If any or all directors are removed at such meeting of the shareholders, new directors may be elected at the same meeting without express notice being given of such election." As consistently interpreted by the courts, any attempt by a corporation to require advance notice of the nomination of director candidates following the removal of directors at a shareholder meeting is inconsistent with the MBCA and void:

     Section 707(5) of the MBCA expressly permits the election of new directors at a shareholders' meeting without prior notice, when the election is occasioned by the removal of directors at the same shareholders' meeting. To the extent that Article II, Section 9 of Great Northern's By-Laws attempts to impose a 90-day notice requirement for nomination of director candidates after removal of the directors at a meeting of the shareholders, it, too, is inconsistent with the Act and, therefore, void.

Georgia-Pacific Corp.  v.  Great Northern Nekoosa, 731 F.  Supp.  38, 42 (D.
-------------------------------------------------
Me. 1990). Accordingly, Vetrotex had no obligation to identify in its demand the candidates it intends to propose for the Board if the current directors are removed at the Special Meeting./4/ Count III is patently frivolous.

     b.   The Counterclaims.

          i. Breach of Contract

----------------------
/4/    As required by SEC regulations, Vetrotex disclosed its proposed slate of candidates for the Board to shareholders as part of its proxy solicitations on or about May 19, 2000. BTI shareholders will have just under one month to consider Vetrotex's proposed Directors. This is virtually the same amount of time BTI provided to its shareholders prior to the Annual Meeting in connection with its proposed re-election of directors. Fryer Aff. 15.

     BTI's manifest desire and intent to cancel, postpone or frustrate the June 16 Special Meeting constitutes a breach of BTI's contractual obligations to its shareholders. The bylaws of a Maine corporation "constitute part of a contract between a corporation and its stockholders." Zimpritch, Maine Corporation Law &
                                                        -----------------------
Practice (S) 6.1; see also New England Trust Co. v. Penobscot Chemical Fibre
--------          --- ---- -------------------------------------------------
Co., 50 A.2d 188, 191 (Me. 1946)(holding that by-laws constitute a contract between corporation and its shareholders, which entitled preferred shareholders to certain dividends); Spear v. Rockland-Rockport Lime Co., 93 A. 754, 756
                       ------------------------------------
(Me. 1915)(describing corporate bylaws as a contract which must be interpreted under traditional contract law); Centaur Partners, IV v. Nat'l Intergroup,
                                  ------------------------------------------
Inc., 582 A.2d 923, 927-28 (De. 1990)(corporate charter and bylaws are contracts
----
creating contractual obligations on corporation). Corporate bylaws, accordingly, create substantive rights in shareholders of the corporation which are enforceable against the corporation, including Vetrotex's right to call a special meeting of shareholders to remove directors.

     BTI's actions create an impermissible threat to BTI's contractual right to call a special shareholders meeting. BTI's management and directors have taken the following actions that demonstrate a clear and unequivocal intent to cancel or postpone the Special Meeting: (1) in its Notice of Special Meeting, BTI stated that holding the special meeting was subject to "a determination by the Corporation that the request was made in accordance with the [MBCA]"; (2) at the May 16 Annual Meeting, the Clerk of the Corporation responded to a question from a shareholder by stating that the Special Meeting was "presently" scheduled for June 16, creating doubt as to the finality of that scheduling decision. Fryer Aff., Par. 16(b); (3) in a May 19 open letter to its shareholders published in several Maine newspapers and subsequently filed with the SEC, BTI management described the Special Meeting as "currently" scheduled for June 16, again calling into question the finality of this date. Fryer Aff., Par. 16(c); and (4) BTI waged a very public battle to convince the Maine Legislature to pass a bill which would have retroactively changed the MBCA to eliminate Vetrotex's right to demand a special meeting to remove the directors for ninety days. Fryer Aff., Par. 16(a). Once again, BTI's language suggests that Vetrotex's request is invalid and need not be honored.

     Most telling, as foretold by the language in the Notice of Special Meeting -- that the holding of the Special Meeting was subject "to a determination by the Corporation that the request was made in accordance with the [MBCA]" -- BTI filed an action on May 23 in Cumberland County Superior Court seeking judicial approval of a decision not to hold the Special Meeting on June 16. BTI filed no motion for injunctive or expedited relief and has yet to serve Vetrotex, apparently content with the knowledge that, absent any action by Vetrotex, the Superior Court would not rule on the validity of its claims until well after the date of the Special Meeting. The only reasonable explanation for BTI's state court filing is that its management and directors desired to fabricate a justification for the cancellation or postponement of the Special Meeting due to "pending litigation" regarding the validity of Vetrotex's demand.

     When interpreted in context, these actions taken together constitute an actual and/or anticipatory breach of BTI's contractual obligation to hold a Special Meeting on June 16. See Wholesale Sand & Gravel, Inc. v. Decker, 630
                             --- ---------------------------------------
A.2d 710 (Me. 1993)(holding that "manifestation of intention" not to perform contractual obligations through either words or conduct constitutes breach of contract). Vetrotex is likely to prevail on its breach of contract claim.

     ii.  The Williams Act Counterclaim.

     15 U.S.C. (S) 78n(e) prohibits any fraudulent, deceptive, or manipulative acts or practices in connection with a tender offer. BTI's public statements and SEC filings questioning the validity of Vetrotex's demand, including the filing of a meritless state court complaint, constitute prohibited manipulative acts designed to deceive investors into believing that BTI is justified in canceling the June 16 Special Meeting. See Schreiber v. Burlington Northern, Inc., 472 U.S. 1, 105 S.Ct. 2458 (1985)
--- --------------------------------  ----
(defining "manipulative" under Section 78n(e)). Further, cases from the Supreme Court of the United States, the First Circuit, and this Court demonstrate that any unjustifiable delay in the tender offer process frustrates the purposes of the Williams Act and violates federal law. See Edgar v. MITE, 457 U.S. 624, 635
                                           --- -------------
(1982), 102 S.Ct. 2629 (observing that "providing the target company with additional time within which to take steps to combat the [tender] offer [provides] incumbent management with a powerful tool to combat tender offers... These consequences are precisely what Congress determined should be avoided and [which] frustrate the objectives of the Williams Act); San Francisco Real
                                                           ------------------
Estate Investors, 701 F.2d at 1003 (any unjustifiable delay in a tender offer
----------------
frustrates the Williams Act); Georgia-Pacific Corp. v. Great Northern Nekoosa
                              -----------------------------------------------
Corp., et al., 727 F. Supp. 31, 34 (D. Me. 1987)(refusing to issue injunction on
-------------
other grounds but observing that any unjustified delay in holding a special shareholders meeting would improperly interfere with the Williams Act).

     Because BTI cannot justify its efforts to cancel, delay, or otherwise interfere with the Special Meeting and to help management delay and avoid the tender offer process, Vetrotex is likely to prevail on its Williams Act counterclaim.

III. The Potential Harm To Vetrotex Outweighs
     Any Harm To BTI If the Requested Relief is Granted.

     BTI management and directors have enjoyed over 36 days in which to prepare for and obtain proxy votes for the June 16 Special Meeting, and will have another three weeks of preparation time if the Court orders that the Special Meeting occur as scheduled. BTI

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

unilaterally selected the date of the Special Meeting, providing it a benefit not possessed by Vetrotex or any potential acquiror. The Tender Offer was announced on April 20, a mere three days after the Call, meaning that BTI has enjoyed a similar amount of time to analyze and respond to the potential acquisition. The Tender Offer's expiration date was extended from mid-May to June 16, permitting BTI and its management an additional month to consider their options. The Williams Act, which governs the tender offer process, requires that a target corporation respond within 10 business days, 17 C.F.R. (S) 240.14e-2, and that a tender offer be held open for 20 business days. Quite simply, BTI has enjoyed more than sufficient time to convince shareholders to retain the incumbent current directors and management. The playing field is already level, and an order from the Court requiring that the Special Meeting be held on June 16 will preserve this equality. The only "harm" BTI's incumbent management may suffer as result of Vetrotex's requested injunction is the possibility of losing an even-handed proxy fight. The absence of potential harm to BTI justifies Vetrotex's request for injunctive relief.

IV.  The Public Interest Will Be Served By Holding the Special Meeting.

     If the Special Meeting is held as scheduled, all BTI shareholders -- not just Vetrotex --will be permitted to exercise their contractual right to vote and control the destiny of the corporation they own. Issuing the injunction does not guarantee that the Tender Offer will be successful or that BTI's Board will be deposed. Rather, the requested injunction simply permits the corporate democratic process to flourish, as intended by the MBCA and the BTI Bylaws. The public's interest in enforcing the MBCA corporate governance provisions justifies Vetrotex's request of injunctive relief. See ER Holdings, 735 F.
                                                    --- -----------
Supp. at 1103 (public interest served by preserving balance between dissenting shareholders and incumbent management and by enforcing contractual rights created by corporate bylaws).

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

                                  CONCLUSION
                                  ----------

     Rather than allow its shareholders, the owners of the corporation, to determine the appropriateness of the Tender Offer and of Vetrotex's effort to remove incumbent directors, BTI, its directors and management have pursued a strategy of delay and avoidance for over a month. BTI unsuccessfully sought refuge in this Court, in the Legislature, and has now attempted to concoct legal challenges out of whole cloth in this action. It is time for BTI's shareholders to have their say. The Court should grant Vetrotex's request for injunctive relief and allow the Special Meeting to proceed on June 16, 2000.

Dated:  May 26, 2000

                              ____________________________________
                              James T. Kilbreth
                              Gregory S. Fryer
                              Christopher B. McLaughlin
                              Attorneys for Defendant/Counterclaim Plaintiff

VERRILL & DANA, LLP
One Portland Square
P.O. Box 586
Portland, ME  04112
(207) 774-4000

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